Exhibit 10.3

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) amends the employment agreement dated as of September 27, 2013 (“Employment Agreement”), by and between Texas South Energy, Inc., f/k/a Inka Productions, Inc., a Nevada corporation (the “Company”) and James M. Askew (“Employee”) and is effective the 17th day of March, 2014.

WHEREAS, the Company and Employee desire to amend the Employment Agreement to extend the term for one additional year and to provide for a severance payment to Employee in the event of a termination of the Employment Agreement;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Amendment of Section 2.  Section 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the term of this Agreement shall begin on the Effective Date and shall terminate on September 30, 2015 (the “Term”).

2.         Amendment of Section 8(c).  Section 8(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

Termination by Company.  The Company may terminate Employee’s employment for any or no reason upon providing 90 days written notice in accordance with Section 11 hereof and shall have no further liability to Employee other than payment of the Accrued Amounts, if any, plus the balance of the Base Compensation through the Term.  Accrued Amounts, if any, and the balance of the Base Compensation through the Term, shall be paid to Employee in accordance with the Company’s customary payroll practices as in effect from time to time but in no event later than 15 days following Employee’s termination of employment on account of death.

3.         No Other Amendments.  Except as set forth in Sections 1 and 2, the Employment Agreement shall remain in full force and effect as currently in effect.

4.         Severability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable, all other provisions of this Amendment shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

5.         Counterparts.  This Amendment may be executed in multiple counterparts with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

6.         Entire Agreement.  This Amendment and the Employment Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

7.         Defined Terms.  Defined terms used in this Amendment shall have the meaning ascribed to them herein or in the Employment Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

Texas South Energy, Inc.

By: /s/ James M. Askew
James M. Askew, Chief Executive Officer

Employee

/s/ James M. Askew
James M. Askew